UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2013

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway

Fremont, California 94538

(Address of principal executive offices including zip code)

(510) 572-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2013, the Company entered into a series of six amended operating leases (the “Operating Leases”), two regarding certain improved properties in Livermore, California, and four regarding certain improved properties in Fremont, California. The Operating Leases amended and restated the Company’s existing operating leases with BNP Paribas Leasing Corporation entered into on December 18, 2007 and December 21, 2007 (collectively, the “Existing Leases”) and assigned BNP Paribas Leasing Corporation’s position under the Existing Leases to BTMU Capital Leasing & Finance, Inc. (“BTMU”). Each of the Operating Leases is an off-balance sheet arrangement.

Each Operating Lease facility has a seven-year term ending on December 31, 2020. Total scheduled rent payments under the Operating Leases are estimated to be approximately $43,750,000 in the aggregate (based on current forward rates, and with regard to the Operating Lease with respect to one Fremont facility, with rent payable only following completion of improvements to the property).

Under each Operating Lease, the Company may, at its discretion and with 30 days’ notice, elect to purchase the property that is the subject of the Operating Lease for an amount approximating the sum required to prepay the amount of BTMU’s investment in the property and any accrued but unpaid rent. Any such amount may also include an additional make-whole amount for early redemption of the outstanding investment, which will vary depending on prevailing interest rates at the time of prepayment.

The Company is required, pursuant to the terms of the Operating Leases and associated documents, to maintain collateral in an aggregate of approximately $220,000,000 (upon completion of the Fremont construction) in separate interest-bearing accounts with BTMU (or a third party, currently State Street Bank and Trust, with regard to the Fremont property under construction) as security for the Company’s obligations under the Operating Leases.

During the term of an Operating Lease and upon expiration of the term of an Operating Lease, the property subject to that Operating Lease may be remarketed. The Company has guaranteed to BTMU that each property will have a certain minimum residual value, as set forth in the applicable Operating Lease. The aggregate guarantee made by the Company under the Operating Leases is no more than approximately $191,200,000 (although, under certain default circumstances, the guarantee with regard to an Operating Lease may be 100% of BTMU’s investment in the applicable property; in the aggregate, the amounts payable under such guarantees will be no more than $220,000,000 plus related indemnification or other obligations).

The Existing Lease facility required the Company to maintain a minimum amount of unrestricted cash, unencumbered cash investments, and unencumbered marketable securities; the Operating Lease facility does not contain a similar covenant.

The Operating Leases are subject to customary default provisions, including, without limitation, those relating to payment defaults under the Operating Leases and associated documents, payment defaults under other indebtedness of the Company, performance defaults under the Operating Leases, and events of bankruptcy. In the event that such defaults occur and are continuing, BTMU may accelerate repayment of its investment under the applicable Operating Leases; alternatively, BTMU may require the Company to pay all amounts due under one or more Operating Leases through the end of the term of the applicable Operating Leases.

Item 1.02. Termination of a Material Definitive Agreement.

As a result of the Company’s entry into the Operating Leases, the lease balances due to BNP Paribas Leasing Corporation under the Existing Leases were paid (with the Company’s portion of such payment equal to approximately $30,000,000), and the Company’s obligations to BNP Paribas Leasing Corporation under the Existing Leases were terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Section 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2014

LAM RESEARCH CORPORATION

By:	/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Vice President of General Legal Affairs